EXHIBIT 99.3

CONSENT OF NEEDHAM & COMPANY, LLC

We hereby consent to the inclusion in the Registration Statement of Mentor Graphics Corporation on Form S-4, and in the proxy statement/prospectus of Mentor Graphics Corporation and LogicVision, Inc. which is part of the Registration Statement, of our opinion dated May 6, 2009 to the Board of Directors of LogicVision, Inc. attached as Annex C to such proxy statement/prospectus and to the references to our opinion and our name under the captions “Summary—Opinion of LogicVision’s Financial Advisor,” “Proposal One—The Merger—Background of the Merger,” “Proposal One—The Merger—Recommendation of LogicVision’s Board of Directors; LogicVision’s Reasons for the Merger,” and “Proposal One—The Merger—Opinion of LogicVision’s Financial Advisor.” In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission promulgated thereunder, nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

/s/    Needham & Company, LLC

NEEDHAM & COMPANY, LLC

May 29, 2009